Exhibit (h)(14)

The following resolutions were duly adopted by the Board of Trustees of the Registrant and have not been modified or rescinded.

WHEREAS:	Legg Mason Partners Fund Advisor, LLC (“LMPFA”) has agreed to waive fees and/or reimburse operating expenses to the extent necessary to limit total operating expenses (other than the exceptions disclosed in the prospectus for the applicable Fund) to the amounts set forth in the Board Material and as presented to and described at this meeting, subject to recapture as described below (“expense cap arrangement”); now therefore, as to each listed class of each applicable Fund, be it

RESOLVED:	That the Board approves and agrees to the expense cap arrangement, subject to the following:

•	That the expense cap arrangement shall continue for the applicable Fund until the date specified in the Board Material, unless modified or terminated prior to that date by agreement of LMPFA and the Board, and that the expense cap arrangement may be terminated at any time after such date by LMPFA;

•	That the expense cap arrangement may be modified by LMPFA to decrease total annual operating expenses of a class or Fund at any time;

•	That LMPFA is permitted to recapture amounts waived or reimbursed to the Fund within the fiscal year in which LMPFA earned the fee or incurred the expense if the Fund’s total annual operating expenses have fallen to a level below the limit described above; and

•	That in no case will LMPFA recapture any amount that would result, on any particular business day of the Fund, in the Fund’s total annual operating expenses exceeding the limit described above or any other limit then in effect; and further

RESOLVED:	That the officers of the Trust, acting singly, are hereby authorized, empowered and directed to update the Summary Prospectus, the Prospectus and the Statement of Additional Information, with such amendments or applicable filings to include such other revisions as the officers may deem appropriate; and further

RESOLVED:	That the officers of the Trust, acting singly, are hereby authorized, empowered and directed to take all actions and to execute all documents necessary to give full effect to the foregoing resolutions in such manner or such forms as the officers shall approve in their discretion, in each case as conclusively evidenced by their actions or signatures.

LEGG MASON PARTNERS VARIABLE EQUITY TRUST

Name of Fund	Name of Class	Expense Limit (%)	Expense Limit Expiration Date
ClearBridge Variable Aggressive Growth Portfolio	I	0.90	12/31/17
	II	1.15	12/31/17
ClearBridge Variable Appreciation Portfolio	I	0.80	12/31/17
	II	1.05	12/31/17
ClearBridge Variable Dividend Strategy Portfolio	I	0.85	12/31/17
	II	1.10	12/31/17
ClearBridge Variable Large Cap Growth Portfolio	I	0.80	12/31/17
	II	1.05	12/31/17
ClearBridge Variable Large Cap Value Portfolio	I	0.80	12/31/17
	II	1.05	12/31/17
ClearBridge Variable Mid Cap Core Portfolio	I	0.90	12/31/17
	II	1.15	12/31/17
ClearBridge Variable Small Cap Growth Portfolio	I	1.00	12/31/17
	II	1.25	12/31/17
QS Legg Mason Dynamic Multi-Strategy VIT Portfolio	I	1.05	12/31/17
	II	1.30	12/31/17
Permal Alternative Select VIT Portfolio	I	2.45	12/31/17
	II	2.70	12/31/17
QS Legg Mason Variable Conservative Growth		0.20	12/31/17
QS Legg Mason Variable Moderate Growth		0.20	12/31/17
QS Legg Mason Variable Growth		0.20	12/31/17